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                 [Letterhead of Wachtell, Lipton, Rosen & Katz]



                                                               Exhibit 8(a)




                                January 24, 2001





FleetBoston Financial Corporation
100 Federal Street
Boston, Massachusetts  02110

Ladies and Gentlemen:

            We have acted as special counsel to FleetBoston Financial Corporation, a Rhode Island corporation ("FLEETBOSTON"), in connection with the proposed merger (the "MERGER") of Summit Bancorp., a New Jersey corporation ("SUMMIT") with and into FleetBoston, pursuant to the Agreement and Plan of Merger, dated as of October 1, 2000, by and between Summit and FleetBoston (the "AGREEMENT"). At your request, and in connection with the filing of the registration statement on Form S-4 filed with the Securities and Exchange Commission in connection with the Merger (the "REGISTRATION STATEMENT"), we are rendering our opinion concerning the material federal income tax consequences of the Merger.

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FleetBoston Financial Corporation
January 24, 2001
Page 2



            For purposes of the opinion set forth below, we have relied, with the consent of Summit and the consent of FleetBoston, upon the accuracy and completeness of the factual statements and representations (which statements and representations we have neither investigated nor verified) contained, respectively, in the certificates of the officers of Summit and FleetBoston dated the date hereof, and have assumed that such factual statements and representations will be complete and accurate as of the Effective Time and that all such factual statements and representations made to the knowledge of any person or entity or with similar qualification are and will be true and correct as if made without such qualification. We have also relied upon the accuracy of the Registration Statement and the proxy statement-prospectus (the "PROXY STATEMENT-PROSPECTUS") contained therein, each as amended or supplemented through the date hereof. Any capitalized term used and not defined herein has the meaning given to it in the Agreement.

            We have also assumed that the transactions contemplated by the Agreement will be consummated in accordance therewith and as described in the Proxy Statement- Prospectus (and no transaction or condition described therein and affecting this opinion will be waived by any party) and that the Merger will be reported by Summit and FleetBoston on their respective federal income tax returns in a manner consistent with the opinion set forth below.

            Based upon and subject to the foregoing, it is our opinion, under currently applicable United States federal income tax law, that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and that, accordingly:

            1. Neither FleetBoston nor Summit will recognize any gain or loss as a result of the Merger.

            2. Summit shareholders who exchange their Summit common stock solely for FleetBoston common stock pursuant to the Merger will recognize no gain or loss, except with respect to cash received in lieu of a fractional share interest in FleetBoston common stock.

            3. The aggregate tax basis of the shares of FleetBoston common stock received by Summit shareholders, including fractional shares deemed received and redeemed, will equal the aggregate tax basis of the shares of Summit common stock surrendered in exchange for that FleetBoston common stock.

            4. The holding period of a share of FleetBoston common stock received in the Merger, including a fractional share deemed received and redeemed, will include the holder's basis in the Summit common stock surrendered in exchange for that FleetBoston common stock.

            We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

            This opinion relates solely to the material United States federal income tax consequences of the Merger and no opinion is expressed as to the tax consequences under any foreign, state or local tax law or under any federal tax laws other than those pertaining to the income tax. Further, no opinion is expressed with respect to the United States federal income tax consequences to Summit shareholders who do not hold their shares of Summit common stock as a capital asset or who are subject to special treatment under United States federal income tax law (including, for example, foreign persons, financial institutions, dealers in securities, traders in securities who elect to apply a mark-to-market method of accounting, insurance companies, tax-exempt entities, holders who acquired their Summit common stock through exercise of an employee stock option or right or otherwise as compensation, and holders who hold Summit common stock as part of a "hedge," "straddle," "constructive sale" or "conversion transaction").

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FleetBoston Financial Corporation
January 24, 2001
Page 3





                                    Very truly yours,



                                    /s/ Wachtell, Lipton, Rosen & Katz